Exhibit 99.1

FOR IMMEDIATE RELEASE
November 14, 2007

For more information:
Kenneth Torosian	Jeff Majtyka
Chief Financial Officer	Brainerd Communicators, Inc.
Medialink Worldwide Incorporated	Tel: (212) 986-6667
Tel: (212) 682-8300	majtyka@braincomm.com
IR@medialink.com

MEDIALINK REPORTS THIRD QUARTER 2007 RESULTS

Teletrax® Service Revenues Increase 37.4% in Quarter

NEW YORK, November 14, 2007 - Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers and, through its Teletrax® subsidiaries, a leading provider of digital video tracking services to content owners, today reported financial results for the third quarter ended September 30, 2007.

Revenues for the three months ended September 30, 2007, of $8.2 million increased by 14.0% from revenues of $7.2 million in the comparable 2006 period. Revenues from Teletrax digital video tracking services increased $226,000 or 31.4%, and revenues from media communications services increased $786,000 or 12.1%. Revenues from media communications services in the third quarter of 2007 included $631,000 recognized under a minimum commitment arrangement for which services were not required. This arrangement relates to a services agreement that was entered into in connection with the sale of U.S. Newswire in September 2006.

The Company incurred an operating loss of $2.1 million in the third quarter of 2007 as compared to an operating loss of $3.4 million in the 2006 quarter. Exclusive of Teletrax, the Company incurred an operating loss of $1.2 million in the third quarter of 2007, compared to an operating loss of $2.4 million in the 2006 quarter. The operating loss in the 2006 quarter includes $1.2 million for transaction-specific compensation paid in connection with the sale of U.S. Newswire.

For the three months ended September 30, 2007, the Company reported a net loss of $1.6 million, or $0.25 per share. For the comparable period in 2006, the Company reported net income of $3.6 million, or $0.59 per share, consisting of a loss from continuing operations of $956,000, or $0.16 per share, and income from discontinued operations of $4.6 million, or $0.75, relating to the gain on sale and results of operations of U.S. Newswire. The Company had both cash reserves and working capital totaling $12.9 million and $14.5 million, respectively, at September 30, 2007.

“Teletrax revenue growth was fueled both by new clients and additional services provided to our existing clients,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink. “Our full-service agreement with CBS Television to track network promotions and our test agreement with Major League Baseball to track both live and taped broadcasts of its games were important achievements for us. These new agreements further increase our confidence in Teletrax, reinforced by our recently announced contracts with CBS Television Distribution to track syndicated programs such as “Jeopardy!” and “Wheel of Fortune” and with Agence France-Presse to track its news content. We are also excited about our recent alliance with Pilson Communications and DPB Communications, which is intended to leverage our initial success with Major League Baseball into broader acceptance in the global sports television marketplace.

“The successful launch of Mediaseed™, our web-based content management and distribution platform, in September 2007 provides a new Internet-based service to bolster our media communications business,” concluded Moskowitz. “Offering our clients this end-to-end online video solution for their marketing communications needs provides great potential for our traditional business.”

For the nine months ended September 30, 2007, revenues increased by $2.1 million, or 9.5%, to $24.5 million as compared to the comparable 2006 period. Revenues from Teletrax services increased $631,000, or 33.0%, and revenues from media communications services increased $1.5 million, or 7.3%. Revenues from media communications services in the first nine months of 2007 included $631,000 recognized under the minimum commitment arrangement entered into in connection with the sale of U.S. Newswire for which services were not required.

The Company incurred an operating loss of $6.9 million in the first nine months of 2007, compared to an operating loss of $7.7 million in the comparable 2006 period. Exclusive of Teletrax, the Company incurred an operating loss of $4.1 million in the first nine months of 2007, compared to an operating loss of $5.1 million in the 2006 period. The operating losses in the 2007 and 2006 periods include $178,000 and $1.2 million, respectively, for transaction-specific compensation paid in connection with the sale of U.S. Newswire.

For the nine months ended September 30, 2007, the Company reported a net loss of $2.4 million, or $0.38 per share, consisting of a loss from continuing operations of $5.0 million, or $0.79 per share, and income from discontinued operations of $2.6 million, or $0.41 per share, relating to additional gain recognized on the sale of U.S. Newswire. For the comparable period in 2006, the Company reported net income of $387,000, or $0.06 per share, consisting of a loss from continuing operations of $5.0 million, or $0.82 per share, and income from discontinued operations of $5.4 million, or $0.88 per share, relating to the gain on sale and results of operations of U.S. Newswire.

For the third quarter ended September 30, 2007, Teletrax service revenues were $945,000 as compared to $688,000 for the third quarter of 2006 and $800,000 in the second quarter of 2007, increases of 37.4% and 18.1%, respectively. Teletrax incurred an operating loss of $921,000 in the third quarter of 2007 as compared to an operating loss of $936,000 in the 2006 quarter. For the nine months ended September 30, 2007, Teletrax service revenues were $2.5 million as compared to $1.9 million in the comparable 2006 period, an increase of 34.2%.

Medialink will host a teleconference with a simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the Company’s quarterly results and the overall industry outlook. Participating on the teleconference will be Laurence Moskowitz, Chairman, President and Chief Executive Officer, and Kenneth G. Torosian, Chief Financial Officer. To access the teleconference, please dial 1-866-383-8108  (domestic) or 1-617-597-5343 (international) and use “86836768” as the passcode, approximately 10 minutes prior to the start time. The conference call will be webcast live by Thomson Financial and can be accessed on Medialink’s website at www.medialink.com by clicking on the “Investor Relations” link at the bottom of the page. The webcast is also being distributed through the Thomson StreetEvents Network via www.earnings.com (for individual investors) and www.streetevents.com (for institutional investors). To listen to the webcast, please go to any of these websites about 10 minutes prior to the start of the call to register, download, and install any necessary audio software.

For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code “66278701”, starting approximately two hours after the conclusion of the call and available until December 12, 2007.

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, print, and the Internet. The Company offers creative services and multimedia distribution programs including video and audio news and short-form programming. Through its majority-owned subsidiaries, Medialink also provides Teletrax, a global television tracking and media asset management service to help clients evaluate return on investment from their programming and advertising efforts. Teletrax is 76%-owned by Medialink and 24%-owned by Royal Philips Electronics. Based in New York, Medialink has offices in major cities throughout the United States and an international hub in London. For additional investor and financial information, please visit the Investor Relations section of the Company's Web site (www.medialink.com).

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With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve or maintain profitability; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed™; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; the process of embedding a Teletrax watermark or the watermark itself rendering client content unsuitable for broadcast; our ability to develop and maintain successful relationships with critical vendors; the potential negative effects of our international operations on the Company; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006

Revenues	$8,224	$7,212	$24,528	$22,404

Direct costs	3,731	3,194	11,675	9,680
Selling, general, and administrative expenses	6,158	6,877	18,335	18,915
Depreciation and amortization	476	491	1,431	1,470

Operating loss	(2,141)	(3,350)	(6,913)	(7,661)
Interest income (expense) - net	(7)	(150)	54	(416)

Loss from continuing operations before taxes	(2,148)	(3,500)	(6,859)	(8,077)
Income tax benefit	(568)	(2,544)	(1,814)	(3,111)

Loss from continuing operations	(1,580)	(956)	(5,045)	(4,966)
Income (loss) from discontinued operations, net of tax	(13)	4,583	2,605	5,353

Net income (loss)	$(1,593)	$3,627	$(2,440)	$387

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.25)	$(0.16)	$(0.79)	$(0.82)
Income (loss) from discontinued operations	(0.00)	0.75	0.41	0.88
Net income (loss)	$(0.25)	$0.59	$(0.38)	$0.06

Weighted average number of common shares:
Basic and diluted	6,415	6,102	6,380	6,096

Supplemental financial information:
Operating loss exclusive of Teletrax	$(1,220)	$(2,414)	$(4,058)	$(5,076)

Revenue by Business Line:
Media Communications Services	$7,279	$6,493	$21,987	$20,494
Teletrax - service revenue	$945	$688	$2,522	$1,879
Teletrax - equipment sales	$-	$31	$19	$31

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands)

	September 30,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$12,937	$17,031
Accounts receivable - net	5,653	5,319
Inventory	458	602
Prepaid expenses	364	287
Prepaid and refundable taxes	701	701
Deferred income taxes	163	107
Escrow funds	969	1,927
Other current assets	70	78
Total current assets	21,315	26,052

Property and equipment - net	3,958	4,296
Goodwill	3,429	3,429
Deferred income taxes	383	725
Other assets	764	652

Total assets	$29,849	$35,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$6,746	$8,377
Income taxes payable	90	1,927
Total current liabilities	6,836	10,304

Convertible debentures, net of unamortized discount of $476 and $727	3,874	4,273
Other long-term liabilities	889	1,049
Total liabilities	11,599	15,626

Stockholders' Equity	18,250	19,528

Total liabilities and stockholders' equity	$29,849	$35,154